THE BANK OF NEW YORK MELLON

101 Barclay Street

New York, New York 10286

November 14, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: Registration Statement on

Form F-6 filed on behalf of

Yongnam Holdings Limited

Request for Acceleration

Ladies and Gentlemen:

The Bank of New York Mellon, as Depositary for securities against which American Depositary Receipts are to be issued, hereby requests the acceleration of the effectiveness date of the above registration statement by the Securities and Exchange Commission, pursuant to Section 8(a) of the Securities Act of 1933 to be declared effective as of 9:00 a.m., November 28, 2012 or as soon thereafter as practicable.

Very truly yours,

/s/ Joanne Di Giovanni Hawke

Name: Joanne Di Giovanni Hawke

Title: Managing Director

Cc: Bruce R. Wilde, Esq.

Emmet, Marvin & Martin, LLP

bwilde@emmetmarvin.com